Exhibit 99.2

PART I. FINANCIAL INFORMATION (CONTINUED)

Consolidated Statements of Income

(Thousands of Dollars — Except
Average Share and Per-Share Data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended

	May 27,	May 29,	May 27,	May 29,
	2000	1999	2000	1999

Net Sales	$171,887	$167,306	$520,254	$494,318

Cost of merchandise sold	125,772	124,558	385,512	369,006

Gross profit	46,115	42,748	134,742	125,312

Selling, general and administrative expenses	39,576	38,945	118,626	113,830

Operating profit	6,539	3,803	16,116	11,482

Interest expense	(772)	(1,001)	(2,659)	(3,000)

Other income (expense)–net	(70)	91	122	246

Income before income taxes	5,697	2,893	13,579	8,728

Provision for income taxes	2,186	1,030	5,024	3,120

Net income	$3,511	$1,863	$8,555	$5,608

Per common share:

Net income — basic and diluted	$.53	$.28	$1.28	$.84

Dividends paid	$.045	$.045	$.135	$.135

Average number of shares outstanding — basic and diluted	6,712,810	6,673,643	6,694,865	6,662,417

See notes to consolidated financial statements

PART I. FINANCIAL INFORMATION (Continued)
Consolidated Balance Sheets
(Thousands of Dollars)

	May 27,	August 28,
	2000	1999

ASSETS

Current assets:

Cash and cash equivalents	$12,811	$9,757

Notes and accounts receivable, less allowance for doubtful accounts of $600 ($500 at August 28, 1999)	11,209	9,717

Merchandise inventories	57,292	56,343

Prepaid expenses	1,022	1,353

Deferred income taxes	2,205	2,205

	84,539	79,375

Other assets less accumulated amortization of $2,901, ($4,845 at August 28, 1999)	6,044	6,167

Property and equipment:

Land	7,900	7,900

Buildings and improvements	79,025	79,115

Leasehold improvements	32,839	32,771

Equipment	115,961	113,406

	235,725	233,192

Less accumulated depreciation and amortization	(146,687)	(137,920)

Net property and equipment	89,038	95,272

	$179,621	$180,814

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:

Accounts payable	48,036	$46,658

Income taxes	933	684

Accrued liabilities	15,636	14,304

Long-term debt due within one year	876	1,043

Total current liabilities	65,481	62,689

Long-term debt	36,976	49,249

Deferred income taxes	1,343	1,343

Deferred other	3,499	3,499

Shareholders’ equity:

Common stock	13,425	13,347

Capital in excess of stated value	917	358

Retained earnings	57,980	50,329

Total shareholders’ equity	72,322	64,034

	$179,621	$180,814

See notes to consolidated financial statements

PART I. FINANCIAL INFORMATION (Continued)
Condensed Consolidated Statements of Cash Flows
(Thousands of Dollars)

	Thirty-Nine Weeks Ended

	May 27,	May 29,
	2000	1999

OPERATING ACTIVITIES-net cash provided	$21,532	$16,358

INVESTING ACTIVITIES

Expenditures for property and equipment	(5,428)	(11,281)

Proceeds from sale of property and other assets	151	177

Cash paid to acquire businesses	—	(4,869)

Other	142	149

Net cash used in investing activities	(5,135)	(15,824)

FINANCING ACTIVITIES

Proceeds from issuance of long-term debt	2,400	10,900

Payments of long-term debt	(14,840)	(8,816)

Dividends paid	(904)	(899)

Issuance of common stock	1	—

Net cash provided by (used in) financing activities	(13,343)	1,185

Increase in cash and cash equivalents	3,054	1,719

Cash and cash equivalents at beginning of period	9,757	8,968

Cash and cash equivalents at end of period	$12,811	$10,687

Supplemental Disclosures of Cash Flow Information:

Cash paid during the period for:

Interest	$3,257	$3,153

Income Taxes	$4,527	$2,411

See notes to consolidated financial statements

PART I. FINANCIAL INFORMATION (Continued)
Notes to Consolidated Financial Statements

Note A.	Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the thirteen and thirty-nine week periods ended May 27, 2000 are not necessarily indicative of the results that may be expected for the year ended August 26, 2000.

The balance sheet at August 28, 1999 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s annual report on Form 10-K for the year ended August 28, 1999.

Note B.	Inventories

Meat, produce, bakery, and deli inventories are valued at the lower of cost using the first-in, first-out (FIFO) method, or market. All other merchandise inventories (including store inventories which are determined by the retail inventory method) are valued at the lower of cost, using the last-in, first-out (LIFO) method, or market. Inventories have been reduced by $17,919,000 and $18,122,000 at May 27,2000 and August 28, 1999, respectively, from amounts which would have been reported under the FIFO method (which approximates current cost).

Note C.	Earnings Per Share

Net income per common share is based on the weighted average number of shares outstanding during the periods. The Company has no potentially dilutive securities.

PART I. FINANCIAL INFORMATION (Continued)
Notes to Consolidated Financial Statements (Unaudited)

Note D.	Agreement and Plan of Merger

On April 6, 2000, the Company’s Board of Directors approved an Agreement and Plan of Merger (Merger Agreement) among the Company, Spartan Stores, Inc., and Spartan Acquisition Corp. Based on the Merger Agreement, each of the Company’s shareholders will receive a cash payment of $5.00 and one share of Spartan new common stock for each share of Company stock held. Immediately prior to consummation of the merger, Spartan shareholders will exchange their existing shares of Spartan Stores Class A common stock for approximately 13.2 million shares of Spartan new common stock. The merger is subject to shareholder approval of both companies.

The Company and Spartan have agreed to reimburse the other up to $1.5 million for their respective costs and expenses related to the transaction if the Merger Agreement is terminated under certain conditions. Also, the Company has agreed to pay to Spartan (a) an initial termination fee in the amount of $2.167 million if the Merger Agreement is terminated in connection (i) with the withdrawal of, or certain modifications to, the Board’s recommendation (ii) the Company’s decision to accept an acquisition proposal from another party, or (iii)in connection with the failure of the Company’s shareholders to approve the merger subsequent to the making of a competing acquisition proposal, and (b) an additional termination fee of $4.333 million if the Merger Agreement is terminated under circumstances in which the initial termination fee is payable and the Company engages in an acquisition transaction within eighteen (18) months of such termination.

During this past quarter, selling, general and administrative expenses totaling $735,000 were recorded relating to the merger. On a year-to-date basis, these expenses amount to $1,094,000. If the merger is approved, additional costs of approximately $1 million will be incurred.